Exhibit (d)(1)(A)

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made on November 6, 2025, at Bengaluru, India by and amongst:

Infosys Limited, CIN: L85110KA1981PLC013115, a company incorporated under the Companies Act, 1956 with its registered office at No. 44, Hosur Road, Electronics City, Bengaluru, Karnataka - 560100 (hereinafter referred to as the “Company”, which expression shall, unless it be repugnant to the meaning or context hereof, mean and include its successors in business and permitted assigns) of the FIRST PART; and

Kotak Mahindra Capital Company Limited, a company established under Indian laws and having its registered office at 27BKC, 1st Floor, Plot No.C-27, “G” Block, Bandra Kurla Complex, Bandra (East), Mumbai – 400051 (Maharashtra) (hereinafter referred to as the “Manager” or “Manager to the Buyback”, which expression shall, unless it be repugnant to the meaning or context hereof, mean and include its successors in business and permitted assigns) of the SECOND PART; and

Kotak Mahindra Bank Limited, a banking company incorporated under the Companies Act, 1956 and licensed under the Banking Regulation Act, 1949 and having its registered office at 27 BKC, C27, G Block, Bandra Kurla Complex, Bandra (East), Mumbai 400 051 (hereinafter referred to as the “Escrow Bank” or “Bank” or “Escrow Agent”, which expression shall, unless it be repugnant to the meaning or context thereof, mean and include its successors in business and permitted assigns) of the THIRD PART.

The Company, the Manager and the Escrow Bank shall be hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WITNESSETH:

WHEREAS, the Company proposes to buyback its own fully paid-up equity shares of face value of ₹ 5/- (Indian Rupee Five) each (“Equity Shares”) from the shareholders of the Company, as on the record date, to be determined by the Board or the buyback committee as constituted by the Board (“Record Date”), on a proportionate basis, at a price of ₹ 1,800/- (Rupees One Thousand Eight Hundred only) per Share (“Buyback Price”) and for an amount of ₹ 18,000 crore (Rupees Eighteen Thousand crore only) (“Buyback Offer Size”), representing 24.31% and 21.68% of the aggregate of the total paid-up share capital and free reserves of the Company based on the latest audited interim condensed financial statements of the Company as at June 30, 2025 on a standalone basis and consolidated basis, respectively, through the tender offer route, in accordance with the Article 14 of the Articles of Association of the Company and the provisions of the Securities and Exchange Board of India (Buy-Back of Securities) Regulations, 2018, as amended (“Buyback Regulations”) and the Companies Act, 2013 and the rules made thereunder, each as amended (“Buyback”);

AND WHEREAS, the Regulation 9(xi)(a) of the Buyback Regulations requires the Company to deposit escrow amount (as stipulated in Regulation 9(xi)(b) of the Buyback Regulations) in an escrow account as security for performance of its obligations under the Buyback Regulations in connection with the Buyback;

AND WHEREAS, the Company in order to secure performance of its obligation proposes to open an Escrow Account with the Escrow Bank’s branch office at Nariman Point, Mumbai, India;

AND WHEREAS, the Company and the Manager agree to the opening of the Escrow Account with the Escrow Bank;

AND WHEREAS, the Company shall deposit Escrow Amount in the Escrow Account in accordance with the terms of the Buyback Regulations as security for the performance of the Company’s obligations in relation to the Buyback.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, all the Parties to the Agreement hereby confirm and agree as follows:

1) DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

a.

“Applicable Law” means to the extent applicable to a Party, any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, clearance, approval, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision, or determination by, or any interpretation or administration of any of the foregoing by any governmental authority in effect, as amended from time to time;

b.	“Business Day” shall mean any day (other than a Saturday or a Sunday or a bank holiday) on which banks are open for business during banking business hours in Mumbai and Bengaluru;

c.

“Buyback” shall mean offer to buy back of up to 10,00,00,000 (Ten crore) Equity Shares each of the Company at a price of ₹ 1,800/- (Rupees One Thousand Eight Hundred only) per Equity Share in accordance with the Buyback Regulations and relevant provisions of the Act via the Tender Offer route;

d.	“Buyback Offer Size” shall mean the number of Equity Shares proposed to be bought back multiplied by the Buyback Price, i.e., up to ₹ 18,000 Crore (Rupees Eighteen Thousand Crore only);

e.	“Buyback Price” shall mean the price at which Equity Shares will be bought back from the Eligible Shareholders, i.e., ₹ 1,800/- (Rupees One Thousand Eight Hundred only) per Equity Share;

f.	“Buyback Regulations” shall mean the Securities and Exchange Board of India (Buy-Back of Securities) Regulations, 2018, as amended;

g.

“Company” shall mean Infosys Limited, CIN: L85110KA1981PLC013115, a Company incorporated under the Companies Act, 1956 with its Registered Office at No. 44, Hosur Road, Electronics City, Bengaluru, Karnataka – 560100;

h.	“Company Account” shall mean any bank account of the Company, the details of which are provided to the Manager and the Escrow Agent as per Annexure IX;

i.	“Companies Act” shall mean Companies Act, 2013, as amended;

j.	“Escrow Agreement” or “Agreement” shall mean this escrow agreement, together with the Schedules hereto, as may be amended, modified or supplemented from time to time, in accordance with its terms;

k.	“Escrow Account” shall have the meaning ascribed to the term in Clause 2;

l.	“Escrow Amount” shall have the meaning ascribed to the term in Clause 2;

m.

“Escrow Bank” or “Bank” or “Escrow Agent” shall mean Kotak Mahindra Bank Limited, a banking company incorporated under the Companies Act, 1956 and licensed under the Banking Regulation Act, 1949 and having its registered office at 27 BKC, C27, G Block, Bandra Kurla Complex, Bandra (East), Mumbai - 400 051 (Maharashtra);

n.	“Indemnified Party” shall have the meaning ascribed to the term in Clause 19;

o.	“Losses” shall have the meaning ascribed to the term in Clause 19;

p.

“Manager” or “Manager to the Buyback” shall mean Kotak Mahindra Capital Company Limited, a company established under Indian laws and having its registered office at 27BKC, 1st Floor, Plot No.C-27, “G” Block, Bandra Kurla Complex, Bandra (East), Mumbai – 400051 (Maharashtra);

q.	“Non-Business Day” shall have the meaning ascribed to the term in Clause 22A;

r.	“Parties” shall mean the Company, the Manager and the Escrow Bank, collectively and individually as a “Party”;

s.	“RBI” shall mean the Reserve Bank of India;

t.	“SEBI” shall mean the Securities and Exchange Board of India;

u.	“Shares” shall mean equity shares of face value of Rs. 5/- each of the Company.

All capitalized terms, unless specifically defined in this Escrow Agreement shall have the meanings ascribed to them respectively in the Agreement.

1.2	Interpretation

In this Escrow Agreement, unless the context requires otherwise:

1.2.1	Reference to a recital, Clause, or schedule is a reference to a recital, Clause of, or schedule to, this Agreement.

1.2.2	Words and expressions in the singular include the plural and vice versa.

1.2.3	References to documents shall be construed as references to such documents as may be amended from time to time.

1.2.4	References to times and dates in this Escrow Agreement are references to times and dates in India.

1.2.5	Any date or period as set out in any Clause of this Escrow Agreement may be extended with the written consent of the Parties, failing which, time shall be of the essence.

1.2.6	The Schedules form an integral and operative part of this Escrow Agreement and references to this Escrow Agreement shall include references to the Schedules.

1.2.7	The terms ‘herein’, ‘hereof’, ‘thereof’, ‘hereinafter’ and words of similar nature refer to this Escrow Agreement as a whole.

2)

The Bank shall open a non interest bearing Escrow Account with no cheque book facility with the Escrow Bank’s branch office at Mumbai India bearing the name “Infosys Ltd Buyback 2025 – Escrow Account” at the written instructions of the Company, in terms of this Agreement (“Escrow Account”). The Company and the Manager agree to execute all documents and provide further information forms, writings and documents as may be required by the Escrow Bank with respect to the Escrow Account. The Company shall deposit Rs. 1,815,00,00,000 /- (Rupees Eighteen Hundred and Fifteen Crore only) (“Escrow Amount”) in accordance with Regulation 9(xi)(b) of the Buyback Regulations in the said Escrow Account in a timely manner in accordance with the Buyback Regulations and in any event within two working days of the public announcement for the Buyback. Upon receipt of the Escrow Amount, the Escrow Bank shall promptly, on the same day, confirm via email to the Manager and the Company (as per format in Annexure I) that the Escrow Account has been opened and specify the balance to the credit of the Escrow Account.

In case the public announcement for the Buyback is not released by the Company, the Escrow Amount shall be released back to the Company upon receipt of a certificate and written instructions by the Escrow Bank from the Manager.

Notwithstanding anything to the contrary contained in this Agreement, the Escrow Bank shall not have any banker’s lien, charge or right of set-off over the amount lying to the credit of the Escrow Account with the Escrow Bank.

Subject to the provisions of the Buyback Regulations and subject to Applicable Law including rules, regulations and guidelines of the RBI, SEBI and terms and conditions of the Bank governing term deposits, the Bank may, at any time during the term of this Agreement, based on the joint written instructions of the Company and the Manager, place the Escrow Amount or any part thereof in a fixed deposit (as per format in Annexure II). The Parties agree that any interest earned on such fixed deposit shall, notwithstanding any other provision(s) contained elsewhere in the Agreement, be credited into the Escrow Account. On the completion of the tendering period for the Buyback the fixed deposit(s) can be liquidated and the said amount together with the interest component shall be transferred to the Escrow Account on joint written instructions of the Company and the Manager (as per format in Annexure III). The fixed deposit so booked shall at all times be subject to the rules and regulations introduced or amended from time to time by the RBI or any other applicable authority and the terms and conditions of the Bank as prevailing at the time of placing the Escrow Amount in a fixed deposit. For avoidance of doubt (i) interest will not be paid on those term deposits which are cancelled prior to a minimum period of seven days from the date of creation of such term deposits; and (ii) no costs will be levied by the Bank for cancellation and / or closure of the fixed deposit any time before the due date. Notwithstanding what is stated herein, all term deposits created in terms of this Agreement shall always be subject to the escrow arrangement contemplated in this Agreement.

3)

The Bank shall open an additional escrow account with no cheque book facility with the Escrow Bank bearing the name “Infosys Limited -2025– Special Escrow Account” (“Special Account”), for the purpose of payment of consideration to the shareholders who have validly tendered the Equity Shares pursuant to the Buyback and whose offers have been accepted by the Company. The Escrow Bank shall be responsible for the maintenance of the Escrow Account and Special Account and the amounts therein in accordance with the terms of this Agreement and shall act upon the written communications from the Manager issued in accordance with this Agreement to the exclusion of all other Parties.

The Escrow Account and the Special Account shall not be closed without the prior written consent of the Manager.

4)

Transfer from Escrow Account: The money lying to the credit of the Escrow Account shall be utilized on the written / email instructions of the Manager in the following manner (i) to transfer a sum not exceeding 90% (ninety percent) of the Escrow Amount to the Special Account upon receipt of instructions from the Manager to that effect (as per format in Annexure IV); or (ii) withdraw all or any portion of the Escrow Amount upon receipt of a certificate from the Manager that the money deposited in the Escrow Account can be released to the Company.

5)

Upon completion of the tendering period under the Buyback and one day prior to the date of settlement for the Equity Shares tendered and accepted in the Buyback, and upon receipt of an intimation from the Manager to the Company and Escrow Bank in accordance with Clause 4 above, the Company shall deposit such sum in the Special Account as would, together with 90% (ninety percent) of the Escrow Amount, make up the entire sum due and payable by the Company including the consideration payable to the shareholders (net off any tax deducted at source, if any) for Equity Shares tendered and accepted under the Buyback to fulfil the obligations of the Company in accordance with the Buyback Regulations.

6)

The Escrow Bank shall pursuant to the completion of the tendering period under the Buyback, and (a) upon receipt of instructions from the Manager in accordance with Clause 4 above, transfer a sum not exceeding 90% (ninety percent) of the Escrow Amount to the Special Account, (b) upon receipt of additional funds, as applicable, from the Company in accordance with Clause 5, and (c) upon receipt of instructions from the Manager in the form and manner set out in Annexure V, transfer the sums lying to the credit of the Special Account to Company’s broker’s account (not later than 1 (one) Business Day prior to the transfer), so as to make payments to the shareholders who have tendered Equity Shares in the Buyback and whose offers have been accepted by the

Company, in accordance with the Buyback Regulations.

7)

In accordance with the provisions of the Income Tax Act, 1961, as amended, and the Buyback Regulations, the Company shall be responsible for the deduction and payment of tax at source (TDS), if applicable, on the consideration payable to shareholders whose shares are accepted under the Buyback.

The Company shall instruct the Escrow Bank, through the Manager, to remit the applicable TDS amount from the Special Account to the credit of the Central Government. Such remittance shall be made only upon submission by the Company of the relevant TDS challan(s) (in Form ITNS 281 or as applicable) and receipt of written instructions from the Manager, in the form and manner set out in Annexure VII prescribed under this Agreement and any other supporting documents reasonably required by the Escrow Bank.

The Escrow Bank shall act upon such instructions and effect the remittance of TDS amounts from the Special Account to the designated government account(s).

The Company shall ensure timely submission of all documents to facilitate the remittance of TDS without delay or default. The Escrow Bank shall not be liable for any delay or default in TDS remittance arising from incomplete or delayed submission of documents or instructions by the Company or the Manager.

8)

The Parties shall perform their respective obligations under this Agreement promptly in order to ensure that the Special Account is funded within such time period as would facilitate payment to shareholders who have validly tendered the Equity Shares under the Buyback and whose offers have been accepted by the Company, within the time period stipulated under Buyback Regulations.

9)

On receipt of letter from the Manager in the form and manner as set out in Annexure VI (which shall be issued upon fulfilment of all obligations by the Company in accordance with Regulation 25(ix) of the Buyback Regulations), the Escrow Bank shall transfer to the Company, the balance of the amounts lying in the Escrow Account in accordance with the Buyback Regulations. The Escrow Bank shall rely solely on the instructions contained in Annexure VI and shall not be responsible for determining or confirming whether the Company has complied with Regulation 25(ix) of the Buyback Regulations. The Escrow Bank’s obligation shall be limited to executing the transfer as per the instructions received in the prescribed format.

10)

Notwithstanding anything contained herein, the Company hereby authorizes the Manager to give operational/banking instructions for premature liquidation of fixed deposits or forfeiture or transfer of the funds lying in the Escrow Account for the purpose of Buyback and in accordance with the relevant provisions of the Buyback Regulations, and instruct the Escrow Bank in writing to issue demand drafts or make remittances by way of NEFT/RTGS, in accordance with the Buyback Regulations. Notwithstanding anything contained herein and for avoidance of doubt, the Company shall only be entitled to issue instructions jointly along with the Manager in respect of placing and liquidation of the fixed deposits.

11)

The Company hereby agrees and confirms that if the Company fails to fulfil its obligations under the Buyback as evidenced by a written / email intimation to that effect by the Manager addressed to the Bank, the Manager shall be solely authorised to give operational/banking instructions, including liquidation of the fixed deposits, foreclosure of account and issue of demand drafts in respect of the Escrow Account in favour of the Investor Protection and Education Fund of SEBI in accordance with the Buyback Regulations, which instructions shall be acted upon promptly.

12)

The Manager is hereby authorized to operate the Escrow Account in accordance with the Buyback Regulations. The Escrow Account shall not be closed without the prior written / email consent of the Manager. On receipt of written / email instructions from the Manager, the Escrow Bank shall close the Escrow Account and shall stand discharged from all its obligations under this Agreement.

13)	The Escrow Bank shall not be liable or responsible for obtaining any regulatory or governmental or other approval in connection with or in relation to the transactions contemplated herein or the

Buyback and shall not be in any manner obliged to inquire or consider whether any regulatory or governmental approvals have been obtained.

14)

The duties of the Escrow Bank under this Escrow Agreement are purely ministerial, administrative and non-discretionary in nature. Neither the Escrow Bank nor any of its directors, officers, agents and employees shall, by reason of anything contained in this Escrow Agreement, be deemed to be a trustee for or have any fiduciary relationship with the Company, the Manager to the Buyback, or any other person. Where the Escrow Bank has acted in accordance with this Escrow Agreement, it shall be deemed to have acted as if instructed to do so by the Company.

15)

The Parties hereto agree that the obligations of the Escrow Bank under this Agreement are limited to those set out in this Agreement and in accordance with the written / email instructions received from the Manager. The Escrow Bank shall assume no responsibility and shall have no other obligations or duties other than to act in terms of this Agreement. No implied authorities, duties, obligations or responsibilities shall be read into this Agreement to devolve on the Escrow Bank. Notwithstanding anything contained herein, the Escrow Bank may refrain from taking any action which in its opinion, would or might contravene any law in any relevant jurisdiction, and do all such things in its opinion to comply with all Applicable Law as substantiated by the prior written advice of lawyers or other appropriate professional advisors. The Escrow Bank shall not be liable in any manner whatsoever if it in good faith refrained from taking any action or do any such things in this regard. The Escrow Bank shall not be obliged to make any transfer from the Escrow Account if so directed by any Government Authority.

16)	The Escrow Bank shall not be deemed to have notice of any other agreement that the Escrow Bank is not a party to or any of the terms thereof and shall not be liable to act in accordance with the same.

17)	The Escrow Bank shall not be liable or responsible in any manner whatsoever for the violation of any Applicable Laws and / or regulations by any of the Parties to this Agreement.

18)

The Escrow Bank is not required to withhold any amount from or in respect of the transactions contemplated herein, pursuant to any law, including, without limitation, any requirement of withholding tax. However, in the event of any governmental authorities/investigating agency/enforcement agency issue any direction/order to the Escrow Bank to withhold, any amount lying in the Escrow Account or direct/order to act as per the direction/order of such authorities, the Escrow Bank shall comply with such order/direction with prior written / email intimation to the Parties.

19)

The Company agrees to indemnify the Escrow Bank and its directors and officers, (collectively “Indemnified Party”) at all times against all claims, liabilities, obligations, expenses, damages, injury, penalties, charges, losses and costs (including all legal costs and expenses that Escrow Bank may be required to incur in connection with the legal proceedings and engaging legal counsel) (collectively “Losses”) which the Escrow Bank may suffer arising out of or in connection with this Escrow Agreement including any consequence of the Indemnified Party having accepted the e-execution and/or e-executed documents, save and except for such Losses which may have arisen from the gross negligence or wilful default or misconduct on part of the Escrow Bank which shall be determined by a court of competent jurisdiction. However, the maximum liability of the Company shall not, in any case, exceed INR 45,00,00,000.00 (Forty Five Crores Only).

This Clause shall survive the termination of this Escrow Agreement and/or the resignation of the Escrow Bank.

20)

The Escrow Bank shall indemnify and hold harmless the Manager, its directors and officers, the Company, its directors and officers, (collectively, “Escrow Bank Indemnified Party”) indemnified from and against all consequences, liabilities, obligations, expenses, damages, losses, interests, claims and costs of every kind and nature (including all legal costs and expenses that the Escrow Bank Indemnified Party incurs in connection with the legal proceedings and engaging legal counsel) (collectively “IP Losses”) which the Escrow Bank Indemnified Party may suffer arising out of this transaction or as a result of the breach of the terms and conditions, representations and warranties, covenants and/or undertakings of this Agreement by the Escrow Bank, or any fraud, wilful default on the part of the Escrow Bank.

This Clause shall survive the termination of this Escrow Agreement and/or the resignation of the Escrow Bank

21)

Notwithstanding anything to the contrary stated in this Agreement or any other document howsoever the loss or damage is caused, the maximum aggregate liability of the Escrow Bank under any circumstance (whether under contract, tort, law or otherwise) shall not exceed the higher of (i) the fees (net of taxes and expenses) actually received by the Escrow Bank, or (ii) INR 5,00,000.00 (Rupees Five Lacs Only).

22)

The Escrow Bank may resign from its appointment, upon giving 35 days prior notice in writing to the Manager and the Company. The Escrow Bank shall hold the Escrow Amount in accordance with the provisions of this Agreement and Applicable Law and continue to be bound by the terms and conditions hereof until the Parties identify a successor. In case the Manager and the Company fail to identify a successor escrow bank within the above-mentioned 35 days, the Escrow Bank shall by itself appoint a successor escrow bank of equal standing and transfer the monies to the successor escrow bank and thereafter be discharged of all its obligations under this Agreement in accordance with Applicable Laws.

23)

The Escrow Bank shall not be held liable or responsible for any failure or delay in performance of any or all of its duties under this Agreement, directly or indirectly caused by any circumstances beyond the control of the Escrow Bank, including, but not limited to, acts of God, orders or restrictions, war or warlike conditions, hostilities, sanctions, mobilizations, blockades, embargoes, detentions, revolutions, riots, looting, strikes, earthquakes, fires or accidents, any changes in Applicable Law or regulation including changes in market rules, currency restrictions, devaluations or fluctuations; market conditions affecting the execution or settlement of transactions or the value of assets; failure or breakdown of communication or banking systems (“Force Majeure”). Upon the occurrence of any event or condition of Force Majeure which affects the performance of the Escrow Bank, the Escrow Bank shall, as soon as is reasonably possible and not later than 5 (five) Business Days, notify the other Parties of the nature of the event or condition, the effect of the event or condition on the Escrow Bank’s performance and, on a best efforts basis, the estimated duration of the event or condition. The Escrow Bank shall also notify the other Parties immediately upon cessation of or changes in the event or condition constituting Force Majeure.

24)

The Company shall not be liable for any indirect, incidental or consequential loss or damage, or special or punitive or exemplary damages, or loss of profit, business, revenue, goodwill or anticipated savings to the Manager and/or the Escrow Bank or any other person. The Manager shall not be liable for any indirect, incidental or consequential loss or damage, or special or punitive or exemplary damages, or loss of profit, business, revenue, goodwill or anticipated savings to the Company and/or the Escrow Bank or any other person.

25)

The Escrow Bank shall not be liable for any indirect, incidental or consequential loss or damage, or special or punitive or exemplary damages, or loss of profit, business, revenue, goodwill or anticipated savings to the Company and/or the Manager. The Escrow Bank shall also not be liable for any liability, losses, damages, costs, expenses, (including legal fees, court fees and professional fees), suits and claims that are finally judicially determined to have resulted primarily from the negligence or infringing action of the Company and/or the Manager or any other person.

26)

The Escrow Bank shall, if by the terms hereof, be required to perform any act / take any action on or within a period ending on a day which is not a Business Day (“Non-Business Day”), then such action will be performed / taken by the Escrow Bank on the immediately succeeding Business Day.

27)	The Parties hereby represent, warrant, undertake and covenant to the other that:

(i)	this Agreement constitutes a valid, legal and binding obligation and is enforceable in accordance with the terms hereof;

(ii)

the execution, delivery and performance of this Agreement and any other document related hereto has been duly authorised and do not and will not contravene (a) any law, regulation, judgement, decree or order of any competent authority, (b) the organisational documents or (c) any provisions of, or constitute a default under, any other agreement or instrument or undertaking

28)	The Manager shall stand fully discharged of all legal obligations under this Agreement upon fulfilment of its obligations hereunder and under Applicable Laws, including the Buyback Regulations.

29)

Without prejudice to the other provisions of this Escrow Agreement, the Escrow Bank shall not be obliged to make any payment or otherwise to act on any request or instruction notified to it under this Escrow Agreement if:

i.	any facsimile or any other instructions (in original or otherwise) are illegible, unclear, incomplete, garbled or self-contradictory; or

ii.	it is unable to verify any signature on the communication against the specimen signature provided for the relevant authorized signatory by the concerned Party.

In the event that the Escrow Bank receives an instruction from the Parties and is thereafter unable to act on such instructions due to the causes mentioned in this Clause, the Escrow Bank shall seek clarification from the concerned Party and shall act upon such instructions only when all ambiguities have been successfully removed to its satisfaction.

30)

The Escrow Bank may, in good faith, accept and rely on any notice, instruction or other document received by it under this Escrow Agreement as conclusive evidence of the facts and of the validity of the instructions stated in it and as having been duly authorised, executed and delivered and need not make any further enquiry in relation to it. The Escrow Bank may act in conclusive reliance upon any instrument or signature believed by it, acting reasonably, to be genuine and may assume, acting reasonably, that any person purporting to give receipt, instruction or advice, make any statement, or execute any document in connection with the provisions of this Escrow Agreement has been duly authorised to do so. The Escrow Bank shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

31)

Notwithstanding anything to the contrary in this Agreement, under no circumstances will the Escrow Bank be liable to any Party for any indirect, punitive or consequential loss or damages (inter alia, being loss of business, goodwill, opportunity or profit, revenue or anticipated savings be it arising directly or indirectly).

32)

Any notice, request or other communication pursuant to this Agreement must be in writing and signed by the respective authorised signatories (a) delivered personally, (b) sent by facsimile transmission, or email, or (c) sent by registered mail, postage prepaid or established courier service to the address of the Party specified below or such other address as such Party notifies to the other Parties from time to time, or to such fax number as may be designated in writing by such Party. All notices and other communications required or permitted under this Agreement that are addressed as provided in this section will (a) if delivered personally or by an established courier service, be deemed given upon delivery; (b) if delivered by facsimile transmission or email, be deemed given when electronically confirmed; and (c) if sent by registered mail, be deemed given when received.

For the Company:

At:	Infosys Limited

No. 44, Infosys Avenue,

Hosur Road,

Electronics City, Bengaluru,

Karnataka - 560100

Attn:     A.G.S. Manikantha

Phone:

Fax:

Email:

For the Manager:

At:     Kotak Mahindra Capital Company Limited

27BKC, 1st Floor, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attn:  Sourav Mallik/ Jaya Sankar/ Anup Poddar / Amit Joshi

Phone:

Fax:

Email:

For the Escrow Bank:

At:    Kotak Mahindra Bank Limited

Intellion Square, 501, 5th Floor, A Wing, Infinity IT Park, Gen. A.K. Vaidya Marg, Malad – East, Mumbai 400097

Attn:     Amit Gupta / Sumit Panchal

Phone:

Fax:     NA

Email:

Each of the Parties understands, acknowledges and accepts that communication sent via facsimile machines, internet, diskettes, email or any other method over public lines is not encrypted, and that these transmission methods are not necessarily secure means of transmission and delivery of information, and that there are associated risks, and possibility of failure of communication. Each of the Company and the Manager agree to exempt the Escrow Bank from any and/or all responsibility in this regard including as to any misuse of communication, and the Company shall hereby indemnify the Escrow Bank for any Losses that the Escrow Bank may suffer in accordance with Clause 19 of this Agreement.

33)	The escrow service charges of the Escrow Bank for rendering its services and holding the Escrow Account under this Agreement shall be Nil.

34)	All the indemnification obligations contained in this Agreement shall survive the termination of this Agreement and/ or the resignation of the Escrow Bank.

35)

Notwithstanding anything contained in this Agreement, the Parties shall keep all non-public information which is written and tangible confidential which will be shared by the other Parties during the course of this Agreement and shall not disclose such confidential information to any third party without prior written permission of the respective Party, except in case of any legal or statutory requirement to disclose the same. The terms of this confidentiality Clause shall survive the termination of the Agreement for reasons whatsoever.

36)	Amendment:

This Agreement may only be modified by an instrument in writing signed by all the Parties or if directed by SEBI.

37)	Severability:

If any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

38)	Governing Law and Jurisdiction:

This Agreement shall be governed by and construed in accordance with the laws of India. In the event any dispute, difference, controversy, and / or claim arises out of or in connection with this Agreement including any dispute regarding its existence, interpretation, validity or termination (“Dispute”), it is hereby agreed that the Dispute:

A.

If resolution of the Dispute in accordance with the dispute resolution mechanism prescribed by the SEBI pursuant to the SEBI master circular dated July 31, 2023 (as amended on December 20, 2023) bearing reference number SEBI/HO/OIAE/OIAE_IAD-3/P/CIR/2023/195 (“SEBI ODR Circular” or the “Prescribed Procedures”) is mandatory under applicable laws, either of the Parties to such Dispute shall by notice in writing to the other Party, refer the Dispute to final and binding arbitration to be conducted and administered by the Mumbai Centre for International Arbitration (“MCIA”) in accordance with the Arbitration Rules of the Mumbai Centre for International Arbitration for the time being in force at the time a Dispute arises (“MCIA Rules”) and the Arbitration and Conciliation Act, 1996 (“Arbitration Act”). The MCIA Rules are deemed to be incorporated by reference into this clause. Pursuant to the provisions of SEBI ODR Circular, the Parties have opted for arbitration in accordance with Clause 3(b) therein, as applicable. The seat and venue of arbitration shall be Mumbai, India. The governing law of the arbitration agreement shall be the laws of India. The arbitral tribunal shall consist of three arbitrators. The claimant shall appoint one arbitrator and the respondent shall appoint another arbitrator and the two arbitrators shall appoint the third or the presiding arbitrator within 14 (fourteen) days of appointing the second arbitrator, and in the event the Parties are unable to appoint the presiding arbitrator within such period, the appointment of the arbitrator(s) shall be in accordance with the MCIA Rules. The arbitration proceedings shall be conducted in, and the award shall be rendered in, the English language. The award rendered by the arbitrator(s) shall be final, conclusive and binding on the Parties to this Agreement and shall be subject to enforcement in a court of competent jurisdiction. Each Party shall bear the cost of preparing and presenting its case, and the cost of arbitration, including fees and expenses of the arbitrators, shall be shared equally by the Parties, unless the award otherwise provides; or

B.

If resolution of a Dispute does not fall within the SEBI ODR Circular or the Prescribed Procedures provided under applicable laws, in that case the Dispute shall be referred to, resolved and finally settled by arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996 and as may be amended from time to time or its re-enactment, with the claimant and respondent appointing (1) one arbitrator each and the 2 (two) arbitrators so appointed appoint 1 (one) more arbitrator so that the total number of arbitrators shall be 3 (three). In the event of a Party failing to appoint an arbitrator or the arbitrators failing to appoint the third arbitrator as provided hereinbefore, such arbitrator(s) shall be appointed in accordance with the Arbitration and Conciliation Act, 1996, as amended from time to time. The arbitration proceedings shall be conducted in, and the award shall be rendered in, the English language. The award rendered by the arbitrator(s) shall be final, conclusive and binding on the Parties to this Agreement and shall be subject to enforcement in a court of competent jurisdiction. Each Party shall bear the cost of preparing and presenting its case, and the cost of arbitration, including fees and expenses of the arbitrators, shall be borne by the parties undergoing arbitration.

The Parties agree that the courts in Mumbai shall have sole and exclusive jurisdiction in respect of matters relation to grant of injunctive and/or appellate reliefs.

39)	Waiver:

No delay or omission by any Party in exercising any right with respect hereto shall operate as a waiver of such right. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any other occasion.

40)	Entire Agreement:

This Agreement constitutes the final, entire and exclusive agreement between the Parties relating to the subject hereof and shall supersede any prior agreements or understandings (written or oral) in respect of such subject matter. The Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

41)	Assignment

No rights or liabilities under this Agreement shall be assigned by any of the Parties hereto without having obtained the prior written consent of the other Parties. In the event any Party assigns its rights under this Agreement, then within seven days of such assignment it shall give written intimation of the same to the Escrow Bank and further new assignee shall specifically execute a deed of accession agreeing to bind themselves to the terms and conditions of this Agreement.

42)	Further Assurances

Subject to the terms and conditions of this Agreement, each Party shall use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law, and take all such other actions and to execute all such documents, certificates, agreements and other writings as such Party may reasonably be requested to take or execute by the other Party from time to time, to effectuate the provisions and purposes of this Agreement.

43)	Counterparts

This Agreement may be executed in one or more counterparts each signed by one of the Parties and each such counterpart shall be deemed to be an original agreement. Any Party may enter into this Agreement by signing any such counterpart. This Agreement is deemed to be complete and executed upon the last of the signatures applied hereto.

44)	No third party rights

This Agreement is solely for the benefit of the Parties hereto and is not intended to provide any rights or obligations in favour of any third parties.

45)	Termination of Agreement:

This Agreement shall terminate on: (a) closure of Escrow Account, which shall be closed upon transfer of all monies therein and on receipt of written / email instructions from the Manager to close the said accounts, in accordance with the terms of this Agreement; or (b) prior to the occurrence of the event in sub-Clause (a) above, upon the Bank handing over the Escrow Amount and/or the amounts lying in the Escrow Account to a successor escrow bank; or (c) in case the Public Announcement is not released by Company on account of non-receipt of the requisite approval from shareholders of the Company or on account of the withdrawal of the Buyback. The Bank shall provide written / email confirmation of closure of Escrow Account to the Manager and the Company.

46)	Closure of the Accounts:

The Escrow Account shall be closed upon the termination of this Agreement. Notwithstanding anything contained herein, the Escrow Account shall not be closed without a 35 (thirty five) days prior written notice of the Manager. The Parties agree that in the event that the Escrow Bank is directed to close the Escrow Account by an order of a statutory, regulatory or judicial authority in India, the Escrow Bank, where legally permissible and/or practicable possible, shall use its reasonable efforts to provide a copy of such order to the Manager and the Company, and shall consult the other Parties on the procedure to be followed for the closure of the Escrow Account in order to comply with the aforesaid order. If the Escrow Account is closed on the termination of the Buyback all the funds lying to the credit of the Escrow Account shall be transferred to the Company Account.

47)	Conflict:

In the event of any inconsistency or conflict between the provisions of this Escrow Agreement and any other agreement or contract between the Company and the Manager, this Escrow Agreement shall prevail.

48)	Electronic execution

i.

The Parties (except the Escrow Agent) acknowledge that sending information/documents by or through instructions is not a secure means of sending information/documents and they may be fraudulently or mistakenly written, altered or sent or not be received in whole or in part by the intended recipient or may be read or be known to an unauthorized person in which case the Escrow Agent shall not be responsible in any manner whatsoever including but not limited to breach of confidentiality;

ii.

If the Parties opts for the e-execution of documents through a digital/ electronic signatures, each of the Parties shall be entitled to fully rely on the authority of the persons e-executing the Escrow Agreement on behalf of the other Parties, without being required to check the validity of internal authorization provided by the Parties. It shall be sole responsibility of the Parties to ensure that the person/s e-executing the documents is/are validly authorized in respect of the documents e-executed by them on behalf of the Parties and the other Parties shall be fully entitled to treat such documents as validly executed by the Parties;

iii.

The services of e-execution require engagement of third parties. The Parties (except the Escrow Agent) understand that its data, documents etc. shall be with such third parties and it shall satisfy itself about the security of such documents and shall not allege breach of confidentiality against the Escrow Agent for such third parties being in possession of data/documents of the Parties (except the Escrow Agent). The Escrow Agent is not liable for any data loss, confidentiality breach or theft caused to the data or documents of the Parties (except the Escrow Agent) by such third parties;

iv.

The Parties may use the e-executed documents generated from the process of e-execution (provided by third parties engaged in the process or otherwise), take print outs, make copies and use those for any purposes for its records, protection or enforcement of its rights including as an evidence of the other Parties having e-executed the documents. The Parties shall not be entitled to challenge the veracity, genuineness or authenticity of the e-executed Escrow Agreement for any reason whatsoever. The Parties confirm that e-executed Escrow Agreement constitute valid, legal, effective and enforceable obligation on the Parties;

v.

The Parties shall not dispute the authority of the third parties, or any other person involved in the e-execution or question the process or security/authenticity of the process deployed to e-execute the documents/Escrow Agreement;

vi.

Under no circumstances will the Escrow Agent be liable in any way for any content of the documents which are to be e-executed, including, but not limited to, for any errors or omissions in any content, or for any loss or damage of any kind incurred as a result of the use of any third party for the purpose of e-execution;

vii.

The Parties (except the Escrow Agent) hereby irrevocably authorises the Escrow Agent, as and when it is required to do so under any Applicable Law or for the purposes of implementing its obligations under this Agreement, any information relating to the Parties (except the Escrow Agent), its account(s) with the Escrow Agent or information relating to the Escrow Agreement or on the other assets held by the Parties (except the Escrow Agent) or on the Parties (except the Escrow Agent)’s behalf, to: (a) its head office, affiliates or any other branches or subsidiaries of the Escrow Agent; (b) its auditors, professional advisers and any other person(s) under a duty of confidentiality to the Escrow Agent; (c) vendors, installers, maintainers for services of the Escrow Agent’s computer systems, provided that (A) such entities are under a duty of confidentiality to the Escrow Agent, and (B) the Escrow Agent shall remain liable to the Company for any breach of confidentiality by such entities; (d) the statutory authorities, any exchange, market, or other authority or regulatory body having jurisdiction over the Escrow Agent, its head office or any other branch of the Escrow Agent or over any transactions effected by the Parties (except the Escrow Agent) or for the Escrow Account with the Escrow Agent (e) with domestic or overseas regulators or tax authorities where necessary to establish the tax liability of the Parties (except the Escrow Agent), in any jurisdiction; (f) any exchange, market, securities market or other authority or regulatory body and/or law enforcement agencies having jurisdiction over the Escrow Agent, its head office or any other branch of the Escrow Agent or over any transactions effected by the Parties (except the Escrow Agent) or for the Escrow Account with the Escrow Agent; (g) any person employed with, or engaged as an agent by the Escrow Agent, including any relationship officers, for the purposes of or in connection with interactions with the Parties (except the Escrow Agent) or providing services to the Parties (except the Escrow Agent) or processing transactions pertaining to the Escrow Account with the Escrow Agent, provided that (A) such persons are under a duty of confidentiality to the Escrow Agent, and (B) the Escrow Agent shall remain liable to the Company for any breach of confidentiality by such persons;

viii.

The Escrow Agent shall not be liable, at any time for any direct or indirect damages from the use of or inability to use the platform of the third party for e-execution of documents, or any of its contents, or from any act or omissions as a result of using the third party platform or any such contents or for any failure of performance, error, omission, interruption, deletion, defect, delay in operation or transmission, computer virus, communications line failure, theft or destruction or unauthorized access to, alteration of, or use of information contained on the third party’s platform. No representations, warranties or guarantees whatsoever are made by the Escrow Agent as to the accuracy, adequacy, reliability, completeness, suitability or applicability of the third party;

ix.

The Escrow Agent is entitled to treat any instructions or documents/paper faxed or scanned documents sent by the Parties (except the Escrow Agent) through email, or by any other electronic mode of transmission, as authentic and the Escrow Agent may act upon the same. All actions taken by the Escrow Agent pursuant to the same shall be binding upon the Parties (except the Escrow Agent). The Parties (except the Escrow Agent) understand that all acts done by the Escrow Agent pursuant to instructions sent by the Parties (except the Escrow Agent) through email, facsimile or by any other electronic mode of transmission shall be presumed to have been done in good faith, relying solely on the genuineness and bona fides of such instructions sent by us through email, facsimile or by any other electronic mode of transmission and on the presumption that the documents/papers faxed or scanned are authentic. However, the Parties (except the Escrow Agent) also understand that in case the Escrow Agent has reason to believe otherwise, the Escrow Agent may at its sole discretion, decide not to act upon such instructions sent by the Parties (except the Escrow Agent) through email, facsimile or by any other electronic mode of transmission and may not rely upon such faxed or scanned documents/papers. The Escrow Agent shall not be liable and the Parties (except the Escrow Agent) shall not make any claim over the Escrow Agent or hold the Escrow Agent responsible for any loss, claim, costs, penalties, damages, expenses and any other amounts and damages, pecuniary or otherwise which we may incur on account of the Escrow Agent not acting upon such instructions sent by the Parties (except the Escrow Agent) through email, facsimile or by any other electronic mode of transmission or not taking further required actions pursuant to the receipt of the scanned or faxed documents/papers for any reason whatsoever. The Parties (except the Escrow Agent) shall not at any point of time, raise any disputes in this regard;

x.	This Clause shall survive the termination of this Escrow Agreement and/or the resignation of the Escrow Agent.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SIGNED AND DELIVERED by the within named Infosys Limited by its authorized signatory

By:
Name: A.G.S. Manikantha
Title: VP, Company Secretary

By:
Name: Sunil Kumar Dhareshwar
Title:	EVP, Global Head Corporate Accounting and Taxation

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SIGNED AND DELIVERED by the within named Kotak Mahindra Capital Company Limited by its authorized signatories

By:
Name:
Title:

In the presence of

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SIGNED AND DELIVERED by the within named Kotak Mahindra Bank Limited by its authorized signatories

By:
Name:
Title:

In the presence of

Annexure I

To

Kotak Mahindra Capital Company Limited

27BKC, 1st Floor, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Kind Attention: Mr. Sourav Mallik/ Mr. Arun Mathew

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We confirm that we have, in terms of the Escrow Agreement dated November 6, 2025 (“Escrow Agreement”) between the Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited opened an Escrow Account no. [Account Number] in our bank branch at [Branch], Mumbai, India. The title of the account is “Infosys Ltd Buyback 2025– Escrow Account”.

We confirm that the balance to the credit of the Escrow Account is Rs. [•]/- (Rupees [•] only) as on [Date].

We confirm that the account shall be allowed to be operated in accordance with the Escrow Agreement. We also confirm that we will release the monies in the Escrow Account only upon receiving instructions as per the Escrow Agreement.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For Kotak Mahindra Bank Limited

Authorized Signatories

Place: Mumbai

Date: [•]

Cc.: Company

Annexure II

To

Kotak Mahindra Bank Limited

27BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares Infosys Limited (“Company”)

We refer to the Escrow Agreement dated November 6, 2025 entered into between Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited regarding the captioned subject.

Pursuant to Clause 2 of the Escrow Agreement, Company and Kotak Mahindra Capital Company Limited hereby gives you an instruction to create a fixed deposit (“FD”) with the tenure of [•] at an interest rate of [as applicable] per annum by debiting Escrow Account No. [•] for an amount of Rs. [•]. The maturity date of the FD shall be [•].

At the time of the liquidation of the FD (either on maturity or on early liquidation), we request you to credit the interest and principal amount on the FD in the following manner -

Particulars	Account Number	Name of the Bank	Account Name
Interest Component	[Escrow Account No.]	Kotak Mahindra Bank Limited	Infosys Ltd Buyback 2025– Escrow Account
Principal Component	[Escrow Account No.]	Kotak Mahindra Bank Limited	Infosys Ltd Buyback 2025– Escrow Account

With regards to the FD, and as required by the Escrow Agreement, we request Kotak Mahindra Bank Limited to continue to act upon the instructions, of Kotak Mahindra Capital Company Limited, in accordance with the terms of the Escrow Agreement.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same with details of FD (including the fixed deposit number).

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited	For and on behalf of Infosys Limited

Authorized Signatory	Authorized Signatory

Place: Mumbai

Date: [•]

Annexure III

To

Kotak Mahindra Bank Limited

27-BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated November 6, 2025 entered into between Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited regarding the captioned subject.

In accordance with the Escrow Agreement, we, the Manager and the Company, request you to kindly premature the fixed deposit number [•] to the extent of Rs. [•]/- and deposit the principal and interest in the Escrow Account (account number [•]) (account with Kotak Mahindra Bank Limited).

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited	For and on behalf of Infosys Limited

Authorized Signatory	Authorized Signatory

Place: Mumbai

Date: [•]

Annexure IV

To

Kotak Mahindra Bank Limited

27-BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated November 6, 2025 entered into between Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited regarding the captioned subject.

We hereby instruct you to transfer on [•], Rs. [•] from the Escrow Account No. [•] to the Special Account no. [•] with Kotak Mahindra Bank Limited.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited

Authorized Signatory

Place: Mumbai

Date: [•]

Annexure V

To

Kotak Mahindra Bank Limited

27-BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated November 6, 2025 entered into between Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited regarding the captioned subject.

We instruct you to:

(i) debit on [Date], Rs. [•] from the Special Account [No.] [•], and

(ii) credit by way of direct credit Company’s broker [(as per the details provided therein)] / [transfer the funds to the bank account no. [•] with [name of bank] for making payment to the shareholders], in accordance with all Applicable Laws.

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us and the Company confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited

Authorized Signatory

Place: Mumbai

Date: [•]

Annexure VI

To

Kotak Mahindra Bank Limited

27-BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated November 6, 2025 entered into between Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited regarding the captioned subject.

As per Clause 9 of the Agreement, we, Manager hereby instruct you to transfer on [Date], Rs. [•], being the total credit balance, from the Escrow Account No. [•] to the Company’s bank account]. Bank account details are as below:

Account Name:

Account Number:

IFSC Code:

Bank Branch Name:

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited

Authorized Signatory

Place: Mumbai

Date: [•]

Annexure VII

To

Kotak Mahindra Bank Limited

27 BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated November 6, 2025 entered into between Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited regarding the captioned subject.

We hereby instruct you to transfer, Rs. [•] from the Special Account no. [•] with Kotak Mahindra Bank Limited towards the payment/remittance of tax amount as per the table below and as per the challan enclosed.:

S. No.	Challan Reference Number	Amount (₹)
1.
2
Total

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited

Authorized Signatory

Place: Mumbai

Date: [•]

Annexure VIII

To

Kotak Mahindra Bank Limited

27 BKC, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Attention: [•]

Dear Sir/ Madam,

Re: Escrow Account in respect of buyback of shares by Infosys Limited (“Company”)

We refer to the Escrow Agreement dated November 6, 2025 entered into between Company, Kotak Mahindra Bank Limited and Kotak Mahindra Capital Company Limited regarding the captioned subject.

As per Clause 3(b)(ii) of the Agreement, the Company has not complied with the conditions as laid down in Regulation 15 of the Buyback Regulations and as per the directions issued by SEBI, we, the Manager, hereby instruct you to make the transfer of Rs [•] from the Escrow Account (account number: [•]) to the Investor Protection and Education Fund established by SEBI with details as provided below. We, the Manager, instruct you to transfer Rs. [•] from the Escrow Account No. [•] to the bank account no.[•] with [name of bank], IFSC Code [•].

[We, the Manager, further instruct you to transfer the balance amount being Rs. [•] from the Escrow Account No. [•] to Company’s bank account no. [•] with [name of bank] IFSC Code [•].

Capitalised terms not defined herein shall have the meanings ascribed to them in the Escrow Agreement.

Kindly send us confirmation of the same.

Yours sincerely,

For and on behalf of Kotak Mahindra Capital Company Limited

Authorized Signatory

Place: Mumbai

Date: [•]

Encl: SEBI letter dated [•]

Annexure IX

To

Kotak Mahindra Capital Company Limited

27BKC, 1st Floor, Plot No. C-27,

“G” Block, Bandra Kurla Complex,

Bandra (East), Mumbai – 400 051

Kind Attention: Mr. Sourav Mallik/ Mr. Arun Mathew

Dear Sir/ Madam,

Re: Company Account in respect of buyback of shares by Infosys Limited (“Company”)

The Bank account details of the Company are as follows:

Account Name:
Account Number:
Bank, Branch:
IFSC:
LEI:

Yours sincerely,

For and on behalf of Infosys Limited

Authorized Signatory

Place: Bengaluru

Date: [•]